EXHIBIT 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309

NEWS RELEASE

Contact:	Robert W. Beard
Vice President, Corporate Administration & Development and
Investor Relations Officer
954-308-4200

STREICHER MOBILE FUELING, INC.
ISSUES WARRANTS TO
CONVERT $2.6 MILLION DEBT TO EQUITY

Ft. Lauderdale, FL, July 7, 2006 - STREICHER MOBILE FUELING, INC. (NASDAQ: FUEL) (the “Company”), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing and government service industries, today announced that, on June 30, 2006, a group of institutional investors purchased three month warrants to purchase 1,057,283 shares of the Company’s common stock at $2.54 per share. The investors acquiring the warrants currently hold $2,620,000 in promissory notes previously issued by the Company in August 2003 and January 2005 and have agreed that, if exercised, the exercise price of the warrants would be paid only by surrender of the investors’ promissory notes at the time of exercise, including all or a portion of the outstanding principal and any applicable pre-payment penalty.

The warrants were issued pursuant to a warrant purchase agreement which reduces the 5% pre-payment penalty on the investors’ promissory notes to 2.5% and suspends the Company’s obligation to make payments of principal on the notes during the term of the warrants. The Company also agreed to make its best efforts to register the shares underlying the warrants with the Securities and Exchange Commission.

In conjunction with the warrant issuance, the Company will record charges of approximately $317,000 and $155,000, respectively, for interest on the remaining discounted debt and the deferred costs associated with the debt issuance. In addition, the Company will record a liability and non-cash interest charge for the pre-payment of approximately $65,500, one-half of the original pre-payment penalty. These charges will be recorded in the Company’s fiscal year ending June 30, 2006.

If these warrants are fully exercised, the Company’s outstanding debt will be reduced by approximately $2.62 million, with a corresponding increase in shareholder equity. The Company had approximately $12.497 million in outstanding promissory notes (net of debt discount) as of its most recent Form 10-Q dated March 31, 2006.

Richard Gathright, President and Chief Executive Officer, commented, "We believe that the issuance of these warrants is a significant step in the Company’s plan to reduce its outstanding debt, lower its debt service costs and improve its results of operations. The issuance and anticipated conversion will eliminate approximately $943,000 in future cash and non-cash interest expense over the term of the notes, including a year-one impact of approximately $433,000. This debt for equity conversion, along with the ongoing implementation of our new, integrated operations and accounting management system, enhances and supports our ability to execute our business plan, including additional acquisitions.”

About Streicher Mobile Fueling, Inc. (NASDAQ: FUEL)
The Company provides commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. Our fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles deliver diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distribute a wide variety of specialized petroleum products, lubricants and chemicals to refineries, manufacturers and other industrial customers. In addition, our fleet of special duty tractor-trailer units provides heavy and ultra-heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. The Company conducts operations from 28 locations serving metropolitan markets in Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, and Texas. More information on the Company is available at www.mobilefueling.com.

Forward Looking Statements
This press release includes "forward-looking statements" within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future efficiency of the Company after implementation of the Company’s new operations, accounting and information management system, and the Company’s ability to complete and utilize its new infrastructure to reduce SG&A costs and facilitate the integration of acquired companies are all “forward looking statements” which should not be relied upon.  Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time.  Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended March 31, 2006, they should not be relied on by shareholders or other persons in evaluating the Company.  Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected.  There are numerous risks and uncertainties which could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended March 31, 2006.